Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SCCI NATIONAL HOLDINGS, INC.

SCCI National Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware (the “Corporation’’), does hereby certify:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following First Certificate of Amendment to the Certificate of Incorporation of the Corporation:

A. The first paragraph of the Fourth Article of the Certificate of Incorporation shall be amended in its entirety to read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,000,000 shares, all of which shall be designated as Common Stock, with a par value of $0.01 par value per share (“Common Stock”).

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, the stockholders have consented to and approved said amendments in writing, in accordance with the provisions of Section 228 of the General Corporation Law of the state of Delaware.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, SCCI National Holdings, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer effective as of the 12 day of April, 2021.

SCCI NATIONAL HOLDINGS, INC.

By:	/s/ Mitchell Goldsteen
Name: Mitchell Goldsteen
Title: Chief Executive Officer